Exhibit 99.1

SPAR Group Announces Management Succession Plan

Jill Blanchard to Serve as President and Chief Executive Officer, Gary Raymond Transitioning Prior to Retirement

WHITE PLAINS, N.Y., Nov. 20, 2013 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (Nasdaq:SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced Ms. Jill Blanchard has been appointed President and Chief Executive Officer and will begin serving as of December 2, 2013. Mr. Gary Raymond will remain with the Company in an advisory capacity for a transition period, prior to his planned retirement.

Jill Blanchard most recently served as Senior Vice President at HAVI Global Solutions, a provider of managed services and consulting solutions across the global business supply chain. During her time at HAVI, she successfully led the transformation to a multi-customer company portfolio while implementing increased gross margins and net profits. Ms. Blanchard has been awarded numerous accolades for her achievements in sales and marketing throughout her extensive career. Prior to joining HAVI, Ms. Blanchard served as Vice President of Business Development at Nielsen, a $1 billion global market research company. During her 14 year tenure there, she worked with some of the industry's top Fortune 500 companies, some of which are SPAR's customers today. Ms. Blanchard holds a Bachelor of Science degree from the University of Missouri.

Gary Raymond, the retiring CEO of SPAR Group, commented, "I'm very pleased with the appointment of Jill Blanchard as the next CEO of the Company. I believe that her experience, strategic vision and superb execution will allow for a seamless transition of management over the near term. Her team management skills and industry knowledge make her an outstanding leader for SPAR Group. I look forward to enjoying my retirement with my family, while knowing that the Company is in the capable hands of a talented management team, experienced employees, and a leader with demonstrated experience in executing strong business plans that fuel strategic growth."

Speaking on behalf of SPAR Group's Board of Directors, Mr. Robert Brown, Chairman, said, "In his nearly seven years with the Company as its Chief Executive Officer, Gary Raymond has grown SPAR Group into one of the world's foremost merchandising and marketing services company and created significant value for our shareholders. We wish Gary all the best in his retirement and thank him for his untiring efforts on the Company's behalf. Mr. Raymond advised the Board of his desire to eventually retire when a suitable successor was located, and the Board, along with Gary, conducted a rigorous succession process that led us to Ms. Blanchard. We are enthusiastic in our support for Jill Blanchard as the Company's next Chief Executive Officer and delighted that she agreed to join us. Her longstanding relationships, significant global experiences, combined with her proven track record of increasing profitability make her the ideal person to execute SPAR's longstanding growth plan."

Jill Blanchard commented, "I am deeply honored and excited to be given this opportunity. SPAR Group is an excellent company with great global recognition and a strong and seasoned leadership team. Together with the Board, we will build upon the Company's strong foundation, leverage compatible global opportunities, and improve on the value we already deliver to our growing client base."

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at http://www.sparinc.com/.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call are forward-looking, including (without limitation) expectations or guidance respecting building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those factors and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

CONTACT:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(914) 332-4100

Investors:

Chris Camarra

Alliance Advisors, LLC

(212) 398-3487

ccamarra@allianceadvisors.net